Exhibit 10.7

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

PHANTOM STOCK ACCOUNT—2009 BONUS YEAR

THIS AGREEMENT, entered into this                day of December, 2008, by and between                                              (hereinafter referred to as the “Executive”) and United States Cellular Corporation (hereinafter referred to as the “Company”), a Delaware corporation, located at 8410 West Bryn Mawr Avenue, Suite 700, Chicago, IL 60631-3486.

W I T N E S S E T H:

WHEREAS, the Executive is now and will in the future be rendering valuable services to the Company, and the Company desires to ensure the continued loyalty, service and counsel of the Executive; and

WHEREAS, the Executive desires to defer a portion of his or her annual bonus for services to be performed in calendar year 2009 (the “Bonus Year”) until separation from service, permanent disability, death, a specified date in 2013 or later or unforeseeable emergency.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.                                       Deferred Compensation Account.  The Company agrees to establish and maintain a book reserve (the “Deferred Compensation Account”) for the purpose of measuring the amount of deferred compensation payable to the Executive under this Agreement.  Credits shall be made to the Deferred Compensation Account as follows:

(a)                                  Annual Bonus Deferral.  On each issuance of a check in full or partial payment of the Executive’s annual bonus, if any, for services to be performed in the Bonus Year, there shall be deducted an amount equivalent to              percent of the gross bonus payment which will be credited to the Deferred Compensation Account as of the date on which such check is to be issued.

The bonus deferral selected in this paragraph 1(a) shall be irrevocable except in the event that, prior to the date that the bonus is to be paid, the Executive receives a withdrawal due to the Executive’s unforeseeable emergency (as defined in paragraph 3(f)) from a nonqualified deferred compensation plan maintained by the Company or any affiliate thereof.  In such event, the bonus deferral shall be cancelled in its entirety.

(b)                                 Company Match.  As of each date on which an amount is credited to the Deferred Compensation Account pursuant to paragraph 1(a), there also shall be credited to the Deferred Compensation Account a Company Match amount equal to the sum of (i) 25% of the amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) which does not exceed one-half of the Executive’s total gross bonus for the Bonus Year and (ii) 33 1/3% of the amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) which exceeds one-half of the Executive’s total gross bonus for the Bonus Year.

(c)                                  Deemed Investment of Deferred Compensation Account.  An amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) or 1(b) shall be deemed to be invested in whole and fractional shares of common stock of the Company at the closing sale price on the principal national stock exchange on which such stock is traded on the date as of which the amount is credited to the Deferred Compensation Account or, if there is no reported sale for such date, on the next preceding date for which a sale was reported.

2.                                       Vesting of Deferred Compensation.

(a)                                  Annual Bonus Deferral.  The bonus deferral amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) (as adjusted for deemed investment returns) shall be 100% vested at all times.

(b)                                 Company Match.  One-third of the Company Match amount credited to the Executive’s Deferred Compensation Account pursuant to paragraph 1(b) (as adjusted for deemed investment returns) shall become vested on each of the first three annual anniversary dates of December 31, 2009, provided that the Executive is an employee of the Company or an affiliate thereof on such date and the related amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) has not been withdrawn or distributed before such date.  Any Company Match amount (as adjusted for deemed investment returns) that is not vested as of the date that the related bonus amount credited to the Deferred Compensation Account is withdrawn or distributed shall be forfeited as of the date of such withdrawal or distribution.  Notwithstanding the foregoing, the Company Match amount (as adjusted for deemed investment returns), to the extent not forfeited previously, shall become 100% vested upon (i) the Executive’s separation from service by reason of the Executive’s retirement or death or (ii) the Executive suffering a permanent disability prior to the Executive’s separation from service.

                                                For all purposes of this Agreement, “separation from service” shall have the meaning set forth in the United States Cellular Corporation 2005 Long-Term Incentive Plan, as it may be amended from time to time (or any successor thereto) (the “LTIP”).  “Retirement” shall mean the Executive’s separation from service on or after his or her Early or Normal Retirement Date (as defined in the Telephone and Data Systems, Inc. Pension Plan).  “Permanent disability” shall mean (i) the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the Executive’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, of income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Executive’s employer.

(c)                                  Competition or Misappropriation of Confidential Information or Separation due to Negligence or Willful Misconduct.  Notwithstanding the provisions of paragraph 2(b), if the Executive enters into competition with, or misappropriates confidential information of, the Company or any affiliate thereof, or if the Executive separates from service on account of the Executive’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Company Match amount credited to the

Executive’s Deferred Compensation Account pursuant to paragraph 1(b) (as adjusted for deemed investment returns) immediately shall be forfeited, irrespective of whether such amount otherwise was considered vested.

For this purpose, the Executive shall be treated as entering into competition with the Company or any affiliate thereof if the Executive (i) directly or indirectly, individually or in conjunction with any person, firm or corporation, has contact with any customer of the Company or any affiliate or any prospective customer which has been contacted or solicited by or on behalf of the Company or any affiliate for the purpose of soliciting or selling to such customer or prospective customer any product or service, except to the extent such contact is made on behalf of the Company or an affiliate; (ii) directly or indirectly, individually or in conjunction with any person, firm or corporation, becomes employed in the business or engages in the business of providing wireless products or services in any geographic territory in which the Company or an affiliate offers such products or services or has plans to do so within the next twelve (12) months or (iii) otherwise competes with the Company or an affiliate in any manner or otherwise engages in the business of the Company or an affiliate.  The Executive shall be treated as misappropriating confidential information of the Company or an affiliate thereof if the Executive (i) uses confidential information (as defined below) for the benefit of anyone other than the Company or an affiliate or discloses the confidential information to anyone not authorized by the Company or an affiliate to receive such information, (ii) upon termination of employment or service, makes any summaries of, takes any notes with respect to or memorizes or takes any confidential information or reproductions thereof from the facilities of the Company or an affiliate or (iii) upon termination of employment or service or upon the request of the Company or an affiliate, fails to return all confidential information then in the Executive’s possession.  “Confidential information” shall mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs and other material embodying trade secrets or confidential technical, business or financial information of the Company or an affiliate thereof.

3.             Payment of Deferred Compensation.

(a)                                  Medium of Payment.  All payments of deferred compensation hereunder shall be made in whole shares of common stock of the Company and cash equal to the fair market value of any fractional share.

(b)                                 Election of Payment Date.  The Executive must elect in this paragraph 3(b) the date on which his or her vested Deferred Compensation Account for the Bonus Year (the “Distributable Balance”) becomes payable.  The Executive may elect payment either upon his or her separation from service, or at a specified month and year in 2013 or later (choose one option).  This determination must be made at the time of execution of this Agreement, will apply to the entire Distributable Balance and, subject to paragraph 3(g), is irrevocable.

i)	Separation from service; or

ii)	Specified Date:	(must be a month and year in 2013 or later).

If the Executive fails to make a valid election regarding the date on which his or her Distributable Balance becomes payable, the Executive shall be deemed to have elected payment upon his or her separation from service.

Payment shall be made at the time determined by the Company within sixty (60) days following the occurrence of the separation from service or specified date, as elected by the Executive.

Notwithstanding the foregoing or any other provision within this Agreement, if the Executive is a specified employee (as determined under the Section 409A Specified Employee Policy of Telephone and Data Systems, Inc. and its Affiliates) as of the date of his or her separation from service and is entitled to payment hereunder by reason of such separation from service, no payment (including on account of the Executive’s permanent disability or unforeseeable emergency) shall be made from the Deferred Compensation Account before the date which is six (6) months after the date of the Executive’s separation from service (or, if earlier than the end of such six-month period, the date of the Executive’s death).  Any payment delayed pursuant to the immediately preceding sentence shall be paid in a lump sum during the seventh calendar month following the calendar month during which the Executive separates from service.

(c)                                  Form of Payment.  The Executive’s Distributable Balance shall be paid in the form of a lump sum.

(d)                                 Distribution Upon Permanent Disability.  If the Executive becomes permanently disabled prior to the payment of his or her Distributable Balance, the Executive’s Distributable Balance immediately shall become payable in full to the Executive (irrespective of the payment date elected by the Executive in paragraph 3(b)).  Payment shall be made at the time determined by the Company within sixty (60) days following the occurrence of the Executive’s permanent disability.  If the Executive is a specified employee who incurs a permanent disability after he or she has separated from service, payment of the Distributable Balance shall be subject to any delay required by paragraph 3(b).

(e)                                  Distribution at Death.  If the Executive dies prior to the payment of his or her Distributable Balance, the Executive’s Distributable Balance immediately shall become payable in full to the Executive’s Designated Beneficiary (as determined under paragraph 4) (irrespective of the payment date elected by the Executive in paragraph 3(b)).  Payment shall be made at the time determined by the Company within sixty (60) days following the Executive’s death.

(f)                                    Withdrawals for an Unforeseeable Emergency.  In the event that the Executive experiences an unforeseeable emergency and as a result thereof requests in writing payment of all or a portion of his or her Distributable Balance, the Stock Option Compensation Committee of the Company (the “Committee”) may direct such payment to the Executive.  An unforeseeable emergency means a severe financial hardship to the Executive resulting from (i) an illness or accident of the Executive, the Executive’s spouse, the Executive’s Designated Beneficiary or the Executive’s dependent, (ii) the loss of the Executive’s property due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not exceed an amount reasonably necessary to satisfy such unforeseeable emergency plus amounts necessary to pay taxes and penalties reasonably anticipated as a result of such payment after taking into account the extent to which such unforeseeable emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Executive’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (c) by cessation of deferrals hereunder or under any other nonqualified deferred compensation plan maintained by the Company or its affiliates.  Examples of what may be considered to be unforeseeable emergencies include (i) the imminent foreclosure of or eviction from the Executive’s primary residence, (ii) the need to pay for medical expenses, including non-refundable deductibles and the cost of prescription drug medication and (iii) the need to pay for funeral expenses of the Executive’s spouse, Designated Beneficiary or dependent.

In the event that the Committee approves a withdrawal due to an unforeseeable emergency, such payment shall be made to the Executive in a lump sum as soon as practicable following such approval, but in no event later than sixty (60) days after the occurrence of the unforeseeable emergency.  If the Executive is a specified employee and has separated from service, the Executive’s request for an unforeseeable emergency withdrawal shall be subject to any payment delay required by paragraph 3(b).

(g)                                 Subsequent Election.  The Executive may make an election, after the date of this Agreement, to delay the payment date of his or her Distributable Balance, provided that (i) such election shall not be effective until twelve (12) months after the date on which the election is made; (ii) except in the case of payment on account of death, permanent disability or unforeseeable emergency, the payment with respect to such election must be deferred for a period of not less than five (5) years from the date such payment otherwise would have been made; and (iii) such election cannot be made less than twelve (12) months prior to the date of the scheduled payment.  A subsequent election pursuant to this paragraph 3(g) shall be delivered to the Company in the manner prescribed by the Company and upon such delivery shall be irrevocable.

4.             Designation of Beneficiaries.

(a)                                  In General.  The Executive may designate one or more beneficiaries to receive any amount payable pursuant to paragraph 3(e) (a “Designated Beneficiary”) by executing and filing with the Company during his or her lifetime, a beneficiary designation in the form attached hereto.  The Executive may change or revoke any such designation by executing and filing with the Company during his or her lifetime a new Beneficiary Designation Form.  If the Executive is married and names someone other than his or her spouse (e.g., a child) as a primary beneficiary, the designation is invalid unless the spouse consents by signing the designated area of the Beneficiary Designation Form in the presence of a Notary Public.

(b)                                 No Designated Beneficiary.  If all Designated Beneficiaries predecease the Executive, or, in the case of corporations, partnerships, trusts or other entities which are Designated Beneficiaries, are terminated, dissolved, become insolvent or are adjudicated bankrupt prior to the date of the Executive’s death, or if the Executive fails to designate a beneficiary, then the following persons in the order set forth below shall be the Executive’s beneficiary or beneficiaries:

i)              Executive’s spouse, if living; otherwise

ii)             Executive’s then living descendants, per stirpes; and otherwise

iii)            Executive’s estate.

5.             Miscellaneous.

(a)                                  Assignment.  Except as provided in paragraph 4, the right of the Executive or any other person to any payment of benefits under this Agreement may not be assigned, transferred, pledged or encumbered.

(b)                                 Distributions to Minors and Incapacitated Individuals.  If a payment hereunder is to be made to a minor or to an individual who, in the opinion of the Company, is unable to manage his or her affairs by reason of illness, accident or mental incompetency, such payment may be made to or for the benefit of such individual in such of the following ways as the legal representative of such individual shall direct:  (i) directly to any such minor individual, if in the opinion of such legal representative, such individual is able to manage his or her affairs, (ii) to such legal representative, (iii) to a custodian under a Uniform Gifts to Minors Act for any such minor individual, or (iv) to some near relative of any such individual to be used for the latter’s benefit.  The Company shall not be required to see to the application by any third party other than the legal representative of an individual of any payment made to or for the benefit of such individual pursuant to this paragraph.  Any such payment shall be a complete discharge of the liability of the Company under this Agreement for such payment.

(c)                                  Inability to Locate Executive or Designated Beneficiary.  If, as of the Latest Payment Date, the Company is unable to make payment of the Executive’s Distributable Balance to the Executive or his or her Designated Beneficiary because the whereabouts of such person cannot be ascertained (notwithstanding the mailing of notice to any last known address or addresses and the exercise by the Company of other reasonable diligence), then the Executive’s Distributable Balance shall be forfeited.  For this purpose, the “Latest Payment Date” shall be the latest date on which the Executive’s Distributable Balance may be paid to the Executive or the Executive’s Designated Beneficiary without the imposition of excise taxes and other penalties under section 409A of the Code.

(d)                                 Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware to the extent that the latter are not preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other federal law.

(e)                                  Source of Payment.  Amounts payable under this Agreement shall be paid from the general funds of the Company, and the Executive shall be no more than an unsecured general creditor of the Company with no right to any specific assets of the Company (whose claim may be subordinated to those of other creditors of the Company).  Nothing contained in this Agreement shall be deemed to create a trust of any kind for the benefit of the Executive, or create any fiduciary relationship between the Company and the Executive with respect to any assets of the Company.

(f)                                    Withholding.  Appropriate amounts shall be withheld from any payment made hereunder or from an Executive’s compensation as may be required for purposes of complying with Federal, state, local or other tax withholding requirements applicable to the benefits provided hereunder.

(g)                                 Agreement Subject to LTIP.  This Agreement is subject to the provisions of the LTIP, and shall be interpreted in accordance therewith.  In the event of any inconsistency between the terms of this Agreement and the terms of the LTIP, the terms of the LTIP shall govern.  This Agreement and the LTIP contain the entire understanding of the Company and the Executive with respect to the subject matter hereof.

(h)                                 Decisions of Committee.  The Committee shall have the right to resolve all questions which may arise in connection with this Agreement.  Any interpretation, determination or other action made or taken by the Committee regarding this Agreement or the LTIP shall be final, binding and conclusive.  Amounts will be paid hereunder only if the Committee decides, in its sole discretion, that the Executive, Designated Beneficiary or other person is entitled to them.

(i)                                     Severability.  In the event any provision of this Agreement is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included herein.

(j)                                     Compliance with Section 409A of the Code.  This Agreement is intended to comply with section 409A of the Code and the regulations promulgated thereunder and shall be interpreted and construed accordingly.  The Executive and the Company agree that the Company shall have sole discretion and authority to amend this Agreement, unilaterally, at any time in the future to satisfy any requirements of section 409A of the Code.  Notwithstanding the foregoing, under no circumstance shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive or any other person due to any failure to comply with section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UNITED STATES CELLULAR CORPORATION

By:

EXECUTIVE